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                                                                   EXHIBIT 11.0

                         RIBOZYME PHARMACEUTICALS, INC.
                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE


                                           Quarter          Quarter
                                            ending           ending
                                           03/31/97         03/31/96
                                         ------------     ------------
Weighted average common shares
     outstanding                            6,957,256        1,040,529

Net effect of dilutive common stock
     options and warrants pursuant to
     Staff Accounting Bulletin No. 83               0
                                                                99,877

Assumed conversion of preferred stock
     from original date of issuance,
     pursuant to staff policy                       0        2,231,960
                                          -----------      -----------

     Total                                  6,957,256        3,372,366

     Net loss                             $(3,015,712)     $(3,102,426)
                                          ===========      ===========

     Pro forma net loss per share         $     (0.43)     $    (0.92)
                                          ===========      ===========